Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inpixon and Subsidiaries on Form S-3 [File No. 333-223960]; Forms S-1 [File No. 333-233763]; Forms S-8 [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295] and [File No. 333-195655] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 3, 2020, with respect to our audits of the consolidated financial statements of Inpixon and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Inpixon and Subsidiaries for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 3, 2020